Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 192-A-II dated June 4, 2010	Term Sheet Product Supplement No. 192-A-II Registration Statement No. 333-155535 Dated January 12, 2011; Rule 433

Structured Investments	$ 9.80% per annum Callable Yield Notes due January 31, 2012 Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

General

  The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that the notes may be called and the investors will receive less interest than if the notes were not called and the risk that, if the notes are not called, the investors may lose some or all of their principal at maturity.
  The notes will pay 9.80% per annum interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the closing level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the Protection Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The notes may be called, in whole but not in part, at our option on any of the Optional Call Dates set forth below. If the notes are called pursuant to an Optional Call, payment on the Optional Call Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing January 31, 2012**
  The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
  Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The S&P 500® Index and the Russell 2000® Index (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	9.80% per annum over the term of the notes, paid monthly and calculated on a 30/360 basis
The notes may be called, in whole but not in part, at our option (such an event, an “Optional Call”) on any of the Optional Call Dates set forth below.
Protection Amount:	With respect to each Underlying, an amount that represents 30.00% of the Starting Underlying Level of such Underlying
Pricing Date:	On or about January 26, 2011
Settlement Date:	On or about January 31, 2011
Observation Date**:	January 26, 2012
Maturity Date**:	January 31, 2012
CUSIP:	48125XBE5
Monitoring Period:	The period from and excluding the Pricing Date to and including the Observation Date
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the last calendar day of each month, (each such day, an “Interest Payment Date”), commencing February 28, 2011, to and including the Maturity Date or, if the notes are called, to and including the applicable Optional Call Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:

If the notes are not called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level of any Underlying is less than the Starting Underlying Level of such Underlying; and

(b) a Trigger Event has occurred.

If the notes are not called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 x Lesser Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:

A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of any Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.

Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Optional Call:

We, at our election, may call the notes, in whole but not in part, on any of the Optional Call Dates prior to the Maturity Date at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date. If we intend to call your notes, we will deliver notice to DTC at least five business days before the applicable Optional Call Date.

Optional Call Dates**:	April 29, 2011, July 29, 2011 and October 31, 2011
Additional Key Terms:	See “Additional Key Terms” on the next page.
**

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Payment upon Optional Call,” as applicable, in the accompanying product supplement no. 192-A-II

Investing in the Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 192-A-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $15.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $15.00 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMS, which includes other amounts that may be allowed to other dealers, exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-93 of the accompanying product supplement no. 192-A-II.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 12, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 192-A-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 192-A-II dated June 4, 2010. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 192-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 192-A-II dated June 4, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210002378/e39032_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Pricing Date
Ending Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Observation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the S&P 500® Index and the Underlying Return of the Russell 2000® Index

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate of 9.80% per annum over the term of the notes, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 9.80% per annum over the term of the notes. Interest will be payable monthly in arrears on the last calendar day of each month, (each such day, an “Interest Payment Date”), commencing February 28, 2011, to and including the Maturity Date or, if the notes are called, to and including the applicable Optional Call Date. Interest will be payable to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date or the applicable Optional Call Date, as applicable. If an Interest Payment Date or Optional Call Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for April 2011 is April 30, 2011, but due to April 30, 2011 being a Saturday, payment of interest with respect to that Interest Payment Date will be made on May 2, 2011, the next succeeding business day.
  POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — If the notes are called pursuant to an Optional Call, on the applicable Optional Call Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-1

  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT CALLED — If the notes are not called, we will pay you your principal back at maturity so long as a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of any Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount. However, if the notes are not called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying, you could lose the entire principal amount of your notes.
  EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.
  The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying product supplement no. 192-A-II.
  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “The Russell 2000® Index” in the accompanying product supplement no. 192-A-II.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 192-A-II. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is terminated if an Optional Call occurs and that, if not terminated, in circumstances where the payment at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on January 12, 2011, we would have treated approximately 8.98% of each coupon payment as interest on the Deposit and the remainder as Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Optional Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 192-A-II dated June 4, 2010.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not called, we will pay you your principal back at maturity only so long as a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is equal to or greater than the Starting Underlying Level of such Underlying. If the notes are not called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Optional Call Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-2

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not called, a Trigger Event has not occurred, and the Ending Underlying Level of either Underlying is not below the Starting Underlying Level of such Underlying, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Optional Call Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
  YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Lesser Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level for such Underlying, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level is less than the Starting Underlying Level of such Underlying by less than the Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of either Underlying is below its Starting Underlying Level. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities during the term of the notes.
  THE OPTIONAL CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — Upon an Optional Call, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  REINVESTMENT RISK — If your notes are called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Optional Call Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are called prior to the Maturity Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon a call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not called, we will pay you your principal back at maturity only if the closing level of each Underlying is not below its Starting Underlying Level by more than the applicable Protection Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is equal to or greater than the Starting Underlying Level of such Underlying. If the notes are not called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-3

  VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that such Underlying could close below its Starting Underlying Level by more than the applicable Protection Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.
  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
  HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Underlyings. We or our affiliates may also trade in the equity securities included in the Underlyings from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of a call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the level of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    whether a Trigger Event has occurred;
    the interest rate on the notes;
    the expected volatility of the Underlyings;
    the time to maturity of the notes;
    the Optional Call feature and whether we are expected to call the notes, which are likely to limit the value of the notes;
    the dividend rates on the equity securities included in the Underlyings;
    the expected positive or negative correlation between the S&P 500® Index and the Russell 2000® Index, or the expected absence of any such correlation;
    interest and yield rates in the market generally as well as in the markets of the equity securities included in the Underlyings;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-4

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 6, 2006 through January 7, 2011. The closing level of the S&P 500® Index on January 11, 2011 was 1274.48. The closing level of the Russell 2000® Index on January 11, 2011 was 794.76.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Underlying on any day during the Monitoring Period or the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-5

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The table and examples below assume that the notes are not called prior to maturity and that the Lesser Performing Underlying is the S&P 500® Index. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1275 and reflect the Interest Rate of 9.80% per annum over the term of the notes and the Protection Amount of 30.00%. If the notes are called prior to maturity, your total return and total payment may be less than the amounts indicated below. The hypothetical total returns and total payments set forth below are for illustrative purposes only and may not be the actual total returns or total payments applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Trigger Event Has Not Occurred (1)		Trigger Event Has Occurred (1)

Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes

2295.00	80.00%	9.80%	$1,098.00	9.80%	$1,098.00
2103.75	65.00%	9.80%	$1,098.00	9.80%	$1,098.00
1912.50	50.00%	9.80%	$1,098.00	9.80%	$1,098.00
1785.00	40.00%	9.80%	$1,098.00	9.80%	$1,098.00
1657.50	30.00%	9.80%	$1,098.00	9.80%	$1,098.00
1530.00	20.00%	9.80%	$1,098.00	9.80%	$1,098.00
1402.50	10.00%	9.80%	$1,098.00	9.80%	$1,098.00
1338.75	5.00%	9.80%	$1,098.00	9.80%	$1,098.00
1275.00	0.00%	9.80%	$1,098.00	9.80%	$1,098.00
1211.25	-5.00%	9.80%	$1,098.00	4.80%	$1,048.00
1147.50	-10.00%	9.80%	$1,098.00	-0.20%	$998.00
1020.00	-20.00%	9.80%	$1,098.00	-10.20%	$898.00
956.25	-25.00%	9.80%	$1,098.00	-15.20%	$848.00
892.50	-30.00%	9.80%	$1,098.00	-20.20%	$798.00
765.00	-40.00%	N/A	N/A	-30.20%	$698.00
637.50	-50.00%	N/A	N/A	-40.20%	$598.00
510.00	-60.00%	N/A	N/A	-50.20%	$498.00
382.50	-70.00%	N/A	N/A	-60.20%	$398.00
255.00	-80.00%	N/A	N/A	-70.20%	$298.00
127.50	-90.00%	N/A	N/A	-80.20%	$198.00
0.00	-100.00%	N/A	N/A	-90.20%	$98.00

(1) A Trigger Event occurs if the closing level of either Underlying is less than the Starting Underlying Level of such Underlying by more than 30% on any day during the Monitoring Period.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1275 to an Ending Underlying Level of 1338.75. Because the Ending Underlying Level of the Lesser Performing Underlying of 1338.75 is greater than its Starting Underlying Level of 1275, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,098 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $98 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: A Trigger Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1275 to an Ending Underlying Level of 1020. Even though the Ending Underlying Level of the Lesser Performing Underlying of 1020 is less than its Starting Underlying Level of 1275, because a Trigger Event has not occurred, the investor receives total payments of $1,098 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $98 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-6

Example 3: A Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1275 to an Ending Underlying Level of 1020. Because a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 1020 is less than its Starting Underlying Level of 1275, the investor receives total payments of $898 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $98 per $1,000 principal amount note over the term of the notes and a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -20%)] + $98 = $898

Example 4: A Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1275 to an Ending Underlying Level of 765. Because a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 765 is less than its Starting Underlying Level of 1275, the investor receives total payments of $698 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $98 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -40%)] + $98 = $698

Example 5: A Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1275 to an Ending Underlying Level of 0. Because a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 1275, the investor receives total payments of $98 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $98 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $98= $98

JPMorgan Structured Investments — Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	TS-7